================================================================================



                          SECOND AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                   dated as of

                                  May 12, 1999

                                     between

                            CANANDAIGUA BRANDS, INC.

                     The SUBSIDIARY GUARANTORS Party Hereto

                            The LENDERS Party Hereto

                                       and

                            THE CHASE MANHATTAN BANK,
                             as Administrative Agent

                         ------------------------------

                                 $1,200,000,000
                         ------------------------------



                             CHASE SECURITIES INC.,
                        as Lead Arranger and Book Manager

                            THE BANK OF NOVA SCOTIA,
                              as Syndication Agent

                           CREDIT SUISSE FIRST BOSTON
                                       and
                              FLEET NATIONAL BANK,
                           as Co-Documentation Agents




================================================================================

                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT



                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 12, 1999, between CANANDAIGUA BRANDS, INC., a Delaware corporation (the "Borrower"), the SUBSIDIARY GUARANTORS party hereto, the LENDERS party hereto, and THE CHASE MANHATTAN BANK, a New York State banking corporation ("Chase"), as administrative agent for said Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent").

                  The Borrower, the Subsidiary Guarantors party hereto, the Lenders party hereto, and the Administrative Agent are party to a First Amended and Restated Credit Agreement dated as of November 2, 1998 (said First Amended and Restated Credit Agreement, as in effect on the date hereof immediately before giving effect to the amendment and restatement contemplated hereby, being herein called the "Existing Credit Agreement"), providing for extensions of credit (by means of loans and letters of credit) to be made by said Lenders to the Borrower in an original aggregate principal or face amount not exceeding $1,000,000,000, which amount may, in the circumstances therein provided, be increased to $1,200,000,000.

                  The parties hereto now wish to amend the Existing Credit Agreement in certain respects to provide for certain modifications to the Existing Credit Agreement and, as so amended, to restate the Existing Credit Agreement in its entirety, the modifications to be effected pursuant to this Second Amended and Restated Credit Agreement requiring only the consent of the "Required Lenders" under and as defined in the Existing Credit Agreement. Accordingly, the parties hereto hereby agree that the Existing Credit Agreement shall, subject to the execution and delivery of this Second Amended and Restated Credit Agreement by each of the intended parties hereto, but with effect as of the date hereof, be amended and restated to read in its entirety as set forth in the Existing Credit Agreement, which is hereby incorporated herein by reference, with the amendments set forth in Article II below (as so amended and restated, the "Credit Agreement"):

                                    ARTICLE I

                                   Definitions

                  Except as used in the definitions set forth in Article II below, references to "hereby," "herein," "hereof" and "herewith" refer to this Second Amended and Restated Credit Agreement and not to the Existing Credit Agreement. Capitalized terms used but not otherwise defined herein have the meanings given them in the Credit Agreement.

                                   ARTICLE II

                                   Amendments

                  Subject to the satisfaction or waiver of the conditions precedent set forth in Article IV of this Second Amended and Restated Credit Agreement, but effective as of the date hereof, the Existing Credit Agreement is hereby amended as follows:

                  SECTION 2.01. References to "Existing Credit Agreement". References in the Existing Credit Agreement to "this Agreement" (including indirect references) shall be deemed to be references to the Credit Agreement.

                  SECTION 2.02. Definitions. Section 1.01 of the Existing Credit Agreement is amended by adding the following new definitions (to the extent not already included in said Section 1.01) and inserting the same in the appropriate alphabetical locations and amending in their entirety the following definitions (to the extent already included in said Section 1.01) to read in their entirety as follows:

                  "Agreement" shall mean, on any date from and after the Second Restatement Effective Date, this Agreement as in effect on the Second Restatement Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

                  "Applicable Percentage" means (a) with respect to any Tranche I Revolving Lender for purposes of Sections 2.05 or 2.06 or Article VIII, the percentage of the total Tranche I Revolving Commitments represented by such Tranche I Revolving Lender's Tranche I Revolving Commitment, (b) with respect to any Tranche II Revolving Lender for purposes of Section 2.06 or Article VIII, the percentage of the total Tranche II Revolving Commitments represented by such Tranche II Revolving Lender's Tranche II Revolving Commitment, (c) with respect to any Revolving Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent, the Swingline Lender or the Issuing Lender under this Agreement relating to Swingline Loans or Letters of Credit, the percentage of the total Revolving Commitments of the applicable Class represented by such Revolving Lender's Revolving Commitments of such Class and (d) with respect to any Lender in respect of any indemnity claim under Section 10.03(c) arising out of an action or omission of the Administrative Agent under this Agreement (other than one relating to Swingline Loans or Letters of Credit), the percentage of the total Commitments or Loans of all Classes hereunder represented by the aggregate amount of such Lender's Commitments or Loans of all Classes hereunder. If the Tranche I Revolving Commitments or Tranche II Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Tranche I Revolving Commitments or Tranche II Revolving Commitments, as applicable, most recently in effect (and giving effect to any assignments).

                  "Applicable Rate" means, for any day, with respect to any ABR Borrowing (including any Swingline ABR Borrowing), Syndicated Eurocurrency Borrowing,

          Swingline FFBR Borrowing or Swingline Eurocurrency Borrowing, or with respect to the facility fees or commitment fees payable hereunder, as the case may be, the rate per annum set forth in the schedule below, as applicable, based upon the Debt Ratio as of the most recent determination date, provided that prior to the Second Restatement Effective Date, the Applicable Rate for any Borrowing shall not be lower than the rates set forth below for Category 2 and on and after the Second Restatement Effective Date through the later of November 30, 1999 and the payment in full of the Tranche II Term Loans, the Applicable Rate for any Borrowing shall not be lower than the rates set forth below for Category 1:



 ------------------------------------------------------------------------------------------------
  DEBT RATIO:       REVOLVING AND        TRANCHE I AND II    INCREMENTAL FACILITY
                   SWINGLINE LOANS          TERM LOANS               AND
                                                                 TRANCHE III
                                                                  TERM LOANS
 ------------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------------
                 ABR RATE  EURO-CURRENCY  ABR    EURO-CURRENCY  ABR   EURO-CURRENCY   FACILITY/
                           AND            RATE       RATE       RATE      RATE        COMMITMENT
                           SWINGLINE                                                   FEE RATE
                           FFBR RATE
 ------------------------------------------------------------------------------------------------
   Category 1
      4.00x       1.000      2.000      1.500       2.500      1.750     2.750        0.500

 ------------------------------------------------------------------------------------------------
   Category 2
  < 4.00x and     0.750      1.750      1.250       2.250      1.500     2.500        0.500
    = 3.65x
 ------------------------------------------------------------------------------------------------
   Category 3
  < 3.65x and     0.500      1.500      1.000       2.000      1.500     2.500        0.500
    = 3.00x
  ------------------------------------------------------------------------------------------------
   Category 4
  < 3.00x and     0.375      1.375      0.750       1.750      1.500     2.500        0.375
    = 2.50x
  ------------------------------------------------------------------------------------------------
   Category 5
    < 2.50x       0.125      1.125      0.500       1.500      1.500     2.500        0.375

 ------------------------------------------------------------------------------------------------

                  For purposes of the foregoing, (i) the Debt Ratio shall be determined as of the end of each fiscal quarter of the Borrower's fiscal year based upon the Borrower's consolidated financial statements delivered pursuant to Section 6.01(a) or (b) (or, prior to the first such delivery, referred to in Section 4.04(a)(iii)), and (ii) subject to the foregoing provisions of this definition, each change in the Applicable Rate resulting from a change in the Debt Ratio shall be effective during the period commencing on and including the date three Business Days after delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Debt Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing and (B) if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

                  "Debt Ratio" means, as at the last day of any fiscal quarter of the Borrower (the "day of determination"), the ratio of (a) the average of the aggregate amounts of Indebtedness of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) as at such day and as at the last days of each of the three immediately preceding fiscal quarters to (b) Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day of determination.

                  Notwithstanding the foregoing, (i) Indebtedness as at the last day of each fiscal quarter included in the determination of average Indebtedness pursuant to clause (a) above shall be determined under the assumption that any prepayment of Term Loans hereunder from the proceeds of any Equity Issuance at any time during any such fiscal quarter included in the calculation thereof shall have been made in the first such fiscal quarter, (ii) for the last day of any fiscal quarter ending prior to the end of the Term Loan Availability Period, the average Indebtedness specified in clause (a) above shall be increased by an amount equal to the aggregate principal amount of Loans that would be required to be borrowed under this Agreement to finance in full the acquisition by U.K. Acquisition of all of the Target Shares pursuant to the Tender Offer and the repayment in full of all Indebtedness outstanding under the Target Credit Facilities (but without duplication of (x) any Loans actually outstanding under this Agreement on such date and applied to such purpose and (y) any Indebtedness outstanding under the Target Credit Facilities on such date), (iii) for purposes of determining Operating Cash Flow pursuant to clause (b) above for any period ending on or prior to the end of the Term Loan Availability Period, the Target and its Subsidiaries shall in any event be deemed to be Consolidated Subsidiaries of the Borrower and
         (iv) if during the period of four fiscal quarters ending on the day of determination the Borrower shall have consummated any Acquisition or Disposition (other than the Tender Offer) for aggregate consideration of $10,000,000 or more then the average Indebtedness as at the last day of each fiscal quarter in such period shall be determined on a pro forma basis by adding (in the case of an Acquisition), without duplication of amounts already included, the amount of Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection with such Acquisition and subtracting (in the case of a Disposition), without duplication of amounts already excluded, the amount of Indebtedness repaid in connection with such Disposition.

                  "Existing Credit Agreement" shall have the meaning assigned to such term in the preamble to the Second Amended and Restated Credit Agreement.

                  "Franciscan Acquisition" means the acquisition by the Borrower, directly or indirectly through one or more Wholly Owned Subsidiaries, of the shares of stock of Franciscan Vineyards, Inc., together with certain related assets, pursuant to the Franciscan Acquisition Agreement.

                  "Franciscan Acquisition Agreement" means the Stock Purchase Agreement dated as of April 21, 1999 between Franciscan Vineyards, Inc., the Sellers referred to therein and the Borrower.

                  "Incremental Facility Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Incremental Facility Loans, expressed as an amount representing the maximum aggregate amount of such Lender's Incremental Facility Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 or 2.11 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to
         Section 10.04. The initial amount of each Lender's Incremental Facility Commitment is set forth on such Lender's signature page of the Incremental Facility Loan Agreement, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Incremental Facility Commitment, as applicable. The initial amount of each Lender's Incremental Facility Commitments shall be determined in accordance with the provisions of Section 2.01(c).

                  "Incremental Facility Exposure" means, with respect to any Lender at any time, the outstanding principal amount of such Lender's Incremental Facility Loans.

                  "Incremental Facility Lenders" means a Lender with an Incremental Facility Commitment or, if the Incremental Facility Commitments have terminated or expired, a Lender with Incremental Facility Exposure.

                  "Incremental Facility Loan" means an "Incremental Facility Loan" provided for by Section 2.01(c), which may be ABR Loans and/or Eurocurrency Loans.

                  "Incremental Facility Loan Agreement" means, with respect to any Series of Incremental Facility Loans, an agreement between the Borrower and one or more Lenders pursuant to which each such Lender agrees to become obligated in respect of an Incremental Facility Commitment of such Series hereunder.

                  "Interest Expense" means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Interest Rate Protection Agreements accrued during such period (whether or not actually paid or received during such period) minus (c) all interest income during such period.

                  Notwithstanding the foregoing, if during any period for which Interest Expense is being determined the Borrower shall have consummated any Acquisition or Disposition for aggregate consideration of $10,000,000 or more then, for all purposes of this Agreement (other than for purposes of the definition of Excess Cash Flow), Interest Expense shall be determined on a pro forma basis as if such Acquisition or Disposition (and any Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with such Acquisition or repaid as a result of such Disposition) had been made or consummated (and such Indebtedness incurred or repaid) on the first day of such period (and interest on any such Indebtedness shall be deemed to be calculated for such period at a rate per annum equal to the actual rate of interest in effect in respect of Indebtedness under this Agreement outstanding during such period).

                  "Operating Cash Flow" means, for any period, the sum, for the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) net operating income (calculated before income taxes, interest income, Interest Expense, extraordinary and unusual items and income or loss attributable to equity in Affiliates) for such period plus (b) depreciation and amortization (to the extent deducted in determining net operating income) for such period plus (c) the Adjustment Amount for such period, if such Adjustment Amount is expense (or minus the Adjustment Amount for such period, if such Adjustment Amount is income) plus (d) unusual non-recurring charges against net operating income of the Target and its Subsidiaries described on
         Schedule IX hereto (as such Schedule may be amended from time to time with the consent of the Borrower and the Required Lenders).

                  Notwithstanding the foregoing, if during any period for which Operating Cash Flow is being determined the Borrower or any of its Subsidiaries shall have consummated any Acquisition or Disposition for aggregate consideration of $10,000,000 or more then, for all purposes of this Agreement (other than for purposes of determining Excess Cash
         Flow), Operating Cash Flow shall be determined on a pro forma basis as if such Acquisition or Disposition had been made or consummated on the first day of such period.

                  "Revolving Commitments" means, collectively, the Tranche I Revolving Commitments and the Tranche II Revolving Commitments.

                  "Revolving Lenders" means, collectively, the Tranche I Revolving Lenders and the Tranche II Revolving Lenders.

                  "Revolving Loans" means, collectively, the Tranche I Revolving Loans and the Tranche II Revolving Loans.

                  "Second Amended and Restated Credit Agreement" shall mean that certain Second Amended and Restated Credit Agreement, between the Borrower, the Subsidiary Guarantors, the Lenders and the Administrative Agent, dated as of May 12, 1999.

                  "Second Restatement Effective Date" shall mean the date upon which each of the conditions precedent set forth in Article IV of the Second Amended and Restated Credit Agreement shall have been satisfied or waived.

                  "Senior Debt Ratio" means, as at the last day of any fiscal quarter of the Borrower (the "day of determination"), the ratio of (a) the average of the aggregate amounts of Indebtedness (other than any Subordinated Indebtedness) of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis, without duplication, in accordance with GAAP) as at such day and as at the last days of each of the three immediately preceding fiscal quarters to (b) Operating Cash Flow for the period of four consecutive fiscal quarters ending on such day of determination.

                  Notwithstanding the foregoing, (i) Indebtedness as at the last day of each fiscal quarter included in the determination of average Indebtedness pursuant to clause (a) above shall be determined under the assumption that any prepayment of Term Loans hereunder from the proceeds of any Equity Issuance or Debt Incurrence at any time during any such fiscal quarter included in the calculation thereof shall have been made in the first such fiscal quarter, (ii) for the last day of any fiscal quarter ending prior to the end of the Term Loan Availability Period, the average Indebtedness specified in clause (a) above shall be increased by an amount equal to the aggregate principal amount of Loans that would be required to be borrowed under this Agreement to finance in full the acquisition by U.K. Acquisition of all of the Target Shares pursuant to the Tender Offer and the repayment in full of all Indebtedness outstanding under the Target Credit Facilities (but without duplication of (x) any Loans actually outstanding under this Agreement on such date and applied to such purpose and (y) any Indebtedness outstanding under the Target Credit Facilities on such date), (iii) for purposes of determining Operating Cash Flow pursuant to clause (b) above for any period ending on or prior to the end of the Term Loan Availability Period, the Target and its Subsidiaries shall in any event be deemed to be Consolidated Subsidiaries of the Borrower,
         (iv) if during the period of four fiscal quarters ending on the day of determination the Borrower shall have consummated any Acquisition or Disposition (other than the Tender Offer) for aggregate consideration of $10,000,000 or more then the average Indebtedness as at the last day of each fiscal quarter in such period shall be determined on a pro forma basis by adding (in the case of an Acquisition), without duplication of amounts already included, the amount of Indebtedness (other than Subordinated Indebtedness) incurred or assumed by the Borrower or any of its Subsidiaries in connection with such Acquisition and subtracting (in the case of a Disposition), without duplication of amounts already excluded, the amount of Indebtedness (other than Subordinated Indebtedness) repaid in connection with such Disposition and (v) if during the period of four fiscal quarters ending on the day of determination the Borrower shall have repaid any Indebtedness (other than Subordinated Indebtedness) from the proceeds of Subordinated Indebtedness, then the average Indebtedness as at the last day of each fiscal quarter in such period shall be determined on a pro forma basis by subtracting, without duplication of amounts already excluded, the amount of such Indebtedness so repaid from the proceeds of Subordinated Indebtedness.

                  SECTION 2.03. Deletion and Modification of Certain Definitions. The definitions of "Tranche III Revolving Commitment", "Tranche III Revolving Exposure", "Tranche III Revolving Lenders", "Tranche III Revolving Loan" and "Tranche III Revolving Loan Agreement" are hereby deleted from Section
1.01 of the Existing Credit Agreement, and any reference to any of such terms in the Existing Credit Agreement is hereby amended to be a reference to "Incremental Facility Commitment", "Incremental Facility Exposure", "Incremental Facility Lenders", "Incremental Facility Loan" and "Incremental Facility Loan Agreement", respectively.

                  SECTION 2.04. Incremental Facility Loans. Section 2.01(c) of the Existing Credit Agreement is hereby amended to read in its entirety as follows:

                  "(c) Incremental Facility Loans. In addition to borrowings of Tranche I Revolving Loans and Tranche II Revolving Loans specified in
         Section 2.01(a) and (b), respectively, at any time and from time to time on or before November 30, 1999, the Borrower may request that the Lenders offer to enter into commitments to make Incremental Facility Loans to the Borrower in Dollars (it being understood that such offer may be made by any financial institution that is to become a Lender hereunder in connection with the making of such offer under this paragraph (c), so long as the Administrative Agent shall have consented to such financial institution being a Lender hereunder (such consent shall not be unreasonably withheld)). In the event that one or more of the Lenders offer, in their sole discretion, to enter into such commitments, and such Lenders and the Borrower agree as to the amount of such commitments that shall be allocated to the respective Lenders making such offers and as to the fees (if any) to be payable by the Borrower in connection therewith, the Borrower, the Administrative Agent and such Lenders shall execute and deliver an Incremental Facility Loan Agreement and such Lenders shall become obligated to make Incremental Facility Loans under this Agreement in an amount equal to the amount of their respective Incremental Facility Commitments, as specified in such Incremental Facility Loan Agreement. The Incremental Facility Loans to be made pursuant to any Incremental Facility Loan Agreement in response to any such request by the Borrower shall be deemed to be a separate "Series" of Incremental Facility Loans for all purposes of this Agreement.

                  Anything herein to the contrary notwithstanding, (i) the minimum aggregate principal amount of Incremental Facility Commitments entered into pursuant to any request specified above (and, accordingly, the minimum aggregate principal amount of any Series of Incremental Facility Loans) shall be $50,000,000 and (ii) the aggregate outstanding principal amount of Incremental Facility Loans of all Series, together with the aggregate unutilized Incremental Facility Commitments of all Series, shall not exceed $200,000,000 at any time.

                  Following agreement by the Borrower and one or more of the Lenders as provided above, subject to the terms and conditions set forth herein, each Incremental Facility Lender of any Series agrees to make Incremental Facility Loans of such Series to the Borrower as specified in the Incremental Facility Loan Agreement, in Dollars in an aggregate principal amount up to but not exceeding the amount of the Incremental Facility Commitment of such Series of such Incremental Facility Lender. Amounts repaid in respect of Incremental Facility Loans may not be reborrowed. Incremental Facility Loans shall be made as ABR Loans and Eurocurrency Loans available in Dollars only, and shall not be available as Competitive Loans or Swingline Loans, nor shall the Incremental Facility Commitments be available for the issuance of Letters of Credit."

                  SECTION 2.05. Conversions and Continuations. Section 2.02(d) of the Existing Credit Agreement
is hereby amended to read in its entirety as follows:

                  "(d) Conversion or Continuation of Eurocurrency Loans. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Syndicated Eurocurrency Borrowing: (i) any Revolving Borrowing or Competitive Borrowing if the Interest Period requested with respect thereto would end after the Revolving Commitment Termination Date; or
         (ii) any Term Loan Borrowing of any Class, or any Incremental Facility Loan of any Series, if the Interest Period requested with respect thereto would commence before and end after any Term Loan Principal Payment Date unless, after giving effect thereto, the aggregate principal amount of the Tranche I Term Loans, Tranche II Term Loans, Tranche III Term Loans or Incremental Facility Loans of such Series, as the case may be, having Interest Periods that end after such Term Loan Principal Payment Date shall be equal to or less than the aggregate principal amount of the Tranche I Term Loans, Tranche II Term Loans, Tranche III Term Loans or Incremental Facility Loans of such Series, respectively, permitted to be outstanding after giving effect to the payments of principal required to be made on such Term Loan Principal Payment Date."

                  SECTION 2.06.  Notices of Borrowings.  Clause (i) of Section
2.03 of the Existing Credit Agreement is hereby amended to read in its entirety as follows:

                  "(i) whether the requested Borrowing is to be a Tranche I Revolving Borrowing, Tranche II Revolving Borrowing, Incremental Facility Borrowing, Tranche I Term Loan Borrowing, Tranche II Term Loan Borrowing or Tranche III Term Loan Borrowing;"

                  SECTION 2.07.  Competitive Bid Loans.  The first sentence of
Section 2.04(a) of the Existing Credit Agreement is hereby amended to read in its entirety as follows:

                  "Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans denominated in Dollars or Sterling; provided that (i) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders at any time shall not exceed the total Tranche I Revolving Commitments, (ii) the sum of the total Tranche II Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche II Revolving Lenders at any time shall not exceed the total Tranche II Revolving Commitments and (iii) the sum of the aggregate principal amount of outstanding Tranche II Revolving Loans and Competitive Loans denominated in Sterling at any time shall not exceed (pound)50,000,000."

                  SECTION 2.08. Letters of Credit. Section 2.06(c) of the Existing Credit Agreement is hereby amended to read in its entirety as follows:

                  "(c) Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of Chase, as an Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph (e) of this Section), shall not exceed $20,000,000, (ii) the aggregate LC Exposure of First Chicago, as an Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to paragraph(e) of this Section), shall not exceed the Qingdao Letter of Credit Limit, (iii) the sum of the total Tranche I Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche I Revolving Lenders shall not exceed the total Tranche I Revolving Commitments and (iv) the sum of the total Tranche II Revolving Exposures plus the aggregate principal amount of outstanding Competitive Loans made by Tranche II Revolving Lenders shall not exceed the total Tranche II Revolving Commitments."

                  SECTION 2.09. Termination of Commitments. Section 2.09(a) of the Existing Credit Agreement is hereby amended to read in its entirety as follows:

                  "(a) Scheduled Termination. Unless previously terminated, (i) the Tranche I Term Loan Dollar Commitments, the Tranche I Term Loan Sterling Commitments and the Tranche II Term Loan Commitments shall terminate at 5:00 p.m. on the last day of the Term Loan Availability Period, (ii) the Tranche III Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Initial Funding Date, (iii) the Revolving Commitments shall terminate on the Revolving Commitment Termination Date and (iv) the Incremental Facility Commitments of any Series shall terminate immediately after the making of the Incremental Facility Loans of such Series."

                  SECTION 2.10. Repayment of Incremental Facility Loans. Section 2.10(a) of the Existing Credit Agreement is hereby amended by deleting the "and" at the end of clause (v), replacing the period at the end of clause (vi) with ", and" and adding a new clause (vii) to read as follows:

                  "(vii) to the Administrative Agent for account of the Incremental Facility Lenders the outstanding principal amount of the Incremental Facility Loans of any Series on each Term Loan Principal Payment Date set forth below in an aggregate principal amount equal to the percentage of the original principal amount of the Incremental Facility Loans of such Series set forth opposite such Term Loan Principal Payment Date:

        Term Loan
  Principal Payment Date                                              Amount (%)

    December 1, 1999                                                      .25

    March 1, 2000                                                         .25
    June 1, 2000                                                          .25
    September 1, 2000                                                     .25
    December 1, 2000                                                      .25

    March 1, 2001                                                         .25
    June 1, 2001                                                          .25
    September 1, 2001                                                     .25
    December 1, 2001                                                      .25

    March 1, 2002                                                         .25
    June 1, 2002                                                          .25
    September 1, 2002                                                     .25
    December 1, 2002                                                      .25

    March 1, 2003                                                         .25
    June 1, 2003                                                          .25
    September 1, 2003                                                     .25
    December 1, 2003                                                      .25

    March 1, 2004                                                    11.96875
    June 1, 2004                                                     11.96875
    September 1, 2004                                                11.96875
    December 1, 2004                                                 11.96875

    March 1, 2005                                                    11.96875
    June 1, 2005                                                     11.96875
    September 1, 2005                                                11.96875
    December 1, 2005                                                 11.96875"

                  SECTION 2.11.  Mandatory Prepayments.  Clause "second" of
Section 2.11(b)(vi)(A) of the Existing Credit Agreement is hereby amended to read in its entirety as follows:

                  "second, after the payment in full of any then-outstanding Term Loans of any Class, to prepay Revolving Loans (without reduction of Revolving Commitments) and Incremental Facility Loans, in each case ratably in accordance with the respective principal amounts thereof."

                  SECTION 2.12.  Mandatory Prepayments.  Clause "second" of
Section 2.11(b)(vi)(B) of the Existing Credit Agreement is hereby amended to read in its entirety as follows:

                  "second, after the payment in full of any then-outstanding Term Loans of any Class, to prepay Revolving Loans (without reduction of Revolving Commitments) and Incremental Facility Loans, in each case ratably in accordance with the respective principal amounts thereof."

                  SECTION 2.13. Pro Rata Treatment. Section 2.18(c) of the Existing Credit Agreement is hereby amended to read in its entirety as follows:

                  "(c) Pro Rata Treatment. Except to the extent otherwise provided herein (including in Section 2.10(a)(ii)): (i) each Syndicated Borrowing of a particular Class shall be made from the relevant Lenders, each payment of facility fee and commitment fee under Section
         2.12 in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.09 shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each Syndicated Borrowing of any Class shall be allocated pro rata among the relevant Lenders according to the amounts of their respective Commitments of such Class (in the case of the making of Syndicated Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans, Incremental Facility Loans of any Series, Tranche I Term Loans, Tranche II Term Loans and Tranche III Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of such Class or Series held by them; and (iv) each payment of interest on Revolving Loans, Incremental Facility Loans of any Series, Tranche I Term Loans, Tranche II Term Loans and Tranche III Term Loans by the Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders."

                  SECTION 2.14. Section 6.08 of the Existing Credit Agreement is amended by adding a new sentence at the end thereof to read as follows:

                  "The proceeds of the Incremental Facility Loans of any Series will be used to finance acquisitions (including the Franciscan Acquisition) and related fees and expenses."

                  SECTION 2.15. Paragraphs (a) and (c) of Section 7.08 of the Existing Credit Agreement are hereby amended to read in their entirety as follows, respectively:

                  "(a) Debt Ratio. The Borrower will not permit the Debt Ratio to exceed the following respective ratios at any time during the following respective periods:

                        Period                                  Ratio
                  --------------------                       -----------

                  From the date hereof
                   through August 31, 2000                      4.75 to 1

                  From September 1, 2000
                   through August 31, 2001                      4.50 to 1

                  From September 1, 2001
                   and at all times thereafter                  4.00 to 1

                  (c) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio to be less than the following respective ratios at any time during the following respective periods:

                        Period                                  Ratio
                  --------------------                       -----------

                  From the date hereof
                   through February 29, 2000                    2.25 to 1

                  From March 1, 2000
                   through February 28, 2001                    2.50 to 1

                  From March 1, 2001
                   through February 28, 2002                    2.75 to 1

                  From March 1, 2002
                   and at all times thereafter                  3.00 to 1"

                                   ARTICLE III

                         Representations and Warranties

                  The Borrower hereby represents and warrants to the Lenders (i) as of the date hereof and (ii) as of the Second Restatement Effective Date (as defined in Article II hereof), after giving effect to the Second Amended and Restated Credit Agreement, that:

                  (i)  no Default has occurred and is continuing;

                  (ii) each of the representations and warranties of the Borrowers in Article IV of the Existing Credit Agreement and in the other Loan Documents are true and complete on the date hereof, with the same force and effect as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), as if each reference in said Article IV or in each such Loan Document to "this Agreement" included reference to this Second Amended and Restated Credit Agreement; and

                  (iii) the Borrower has heretofore delivered to the Administrative Agent a true and complete copy of the Franciscan Acquisition Agreement (including any modifications and supplements thereto, and any schedules delivered thereunder) as in effect on the date hereof.



                                   ARTICLE IV

                              Conditions Precedent

                  The amendments set forth in Article II hereof shall become effective on the date upon which each of the following conditions precedent shall have been fulfilled to the satisfaction of the Administrative Agent:

                  SECTION 4.01. Execution by All Parties. This Second Amended and Restated Credit Agreement shall have been executed and delivered by the Borrower, each of the Subsidiary Guarantors, Lenders constituting the "Required Lenders" under the Existing Credit Agreement, and the Administrative Agent.

                  SECTION 4.02. Other Documents. The Administrative Agent shall have received such documents as the Administrative Agent, any Lender or special New York counsel to Chase may reasonably request in connection herewith.

                                    ARTICLE V

                       Confirmation of Collateral Security

                  Each Obligor, by its signature below, hereby confirms that the obligations of such Obligor in respect of the Incremental Facility Loans, are entitled to the benefits of the Guarantees and collateral security provided for pursuant to the Security Documents to which such Obligor is a party.


                                   ARTICLE VI

                                 Miscellaneous.

                  Except as herein provided, the Existing Credit Agreement shall remain unchanged and in full force and effect. This Second Amended and Restated Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Second Amended and Restated Credit Agreement by signing any such counterpart and sending the same by telecopier, mail messenger or courier to the Administrative Agent or counsel to the Administrative Agent. This Second Amended and Restated Credit Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

                  IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Credit Agreement to be duly executed and delivered as of the day and year first above written.


                                           CANANDAIGUA BRANDS, INC.


                                           By /s/Thomas S. Summer
                                              Title: Senior Vice President
                                                     and Chief Financial Officer

                              SUBSIDIARY GUARANTORS

BATAVIA WINE CELLARS, INC.
CANANDAIGUA EUROPE LIMITED
CANANDAIGUA WINE COMPANY, INC
POLYPHENOLICS, INC.
ROBERTS TRADING CORP.


By /s/Thomas S. Summer
   Title: Treasurer

BARTON INCORPORATED
BARTON BRANDS, LTD.
BARTON BEERS, LTD.
BARTON BRANDS OF CALIFORNIA, INC.
BARTON BRANDS OF GEORGIA, INC.
BARTON DISTILLERS IMPORT CORP.
BARTON FINANCIAL CORPORATION
MONARCH IMPORT COMPANY
STEVENS POINT BEVERAGE CO.
THE VIKING DISTILLERY, INC.

By /s/Thomas S. Summer
   Title: Vice President

CANANDAIGUA LIMITED


By /s/Thomas S. Summer
   Title: Finance Director

CANANDAIGUA B.V.


By /s/Thomas S. Summer
   Title: Authorized Attorney

                                         LENDERS

                                         THE CHASE MANHATTAN BANK,
                                           individually, as Swingline Lender
                                           and as Administrative Agent


                                         By /s/Bruce Borden
                                           Title: Vice President


                                         THE BANK OF NOVA SCOTIA


                                         By /s/J. Alan Edwards
                                           Title: Authorized Signatory


                                         CREDIT SUISSE FIRST BOSTON


                                         By /s/Chris T. Horgan
                                           Title: Vice President


                                         By /s/Kristin Lepri
                                           Title: Associate


                                         FLEET NATIONAL BANK


                                         By /s/Martin K. Birmingham
                                           Title: Vice President


                                         COOPERATIEVE CENTRALE RAIFFEISEN-
                                           BOERENLEENBANK B.A. "RABOBANK
                                           NEDERLAND", NEW YORK BRANCH


                                         By /s/Ian Reece
                                           Title: Senior Credit Officer


                                         By /s/Leigh R. Reed
                                           Title:Vice President

                                         CREDIT LYONNAIS, NEW YORK BRANCH


                                         By /s/Vladmir Labbun
                                           Title: First Vice President - Manager


                                         FIRST NATIONAL BANK OF CHICAGO


                                         By /s/Jeffrey Lubatkin
                                           Title: Officer


                                         FIRST UNION NATIONAL BANK
                                         (successor to CoreStates Bank, N.A.)


                                         By /s/Donna J. Emhart
                                           Title: Vice President


                                         NATIONSBANK, N.A.


                                         By:/s/Kathryn W. Robinson
                                            Title: Senior Vice President


                                         SUNTRUST BANK, ATLANTA


                                         By /s/Hugh E. Brown
                                           Title: Associate


                                         By /s/ Robert V. Honeycutt
                                           Title: Vice President


                                         WELLS FARGO BANK, NATIONAL ASSOCIATION


                                         By /s/Tracey A. Hanson
                                           Title: Vice President

                                         BARCLAYS BANK PLC


                                         By /s/Marlene Wechselblatt
                                            Title: Vice President


                                         CIBC INC


                                         By /s/Gerald Girardi
                                            Title: Executive Director


                                         COBANK, ACB


                                         By /s/Brian J. Klatt
                                            Title: Vice President


                                         CREDIT AGRICOLE INDOSUEZ


                                         By /s/Alan L. Schmelzer
                                           Title: Senior Relationship Manager


                                         B /s/Katherine L. Abbott
                                           Title: First Vice President/Managing
                                                  Director


                                         DEUTSCHE BANK, NEW YORK and/or
                                            CAYMAN ISLANDS BRANCH


                                         By /s/Alexander Karow
                                            Title: Associate

                                         By /s/Stephen A. Wiedemann
                                            Title: Director

                                         MANUFACTURERS AND TRADERS TRUST
                                           COMPANY


                                         By /s/Philip M. Smith
                                           Title: Regional Senior Vice President

                                         BANK AUSTRIA CREDITANSTALT
                                            CORPORATE FINANCE, INC.


                                         By /s/Patrick Rounds
                                            Title: Vice President


                                         By /s/Greg Roux
                                            Title: Vice President


                                         BANK UNITED


                                         By /s/Phil Green
                                            Title: Director - Commercial
                                                   Syndications


                                         BANQUE NATIONALE DE PARIS


                                         By /s/Richard L. Sted
                                            Title:


                                         By /s/Richard Pace
                                            Title: Vice President
                                                   Corporate Banking Division



                                         HARRIS TRUST AND SAVINGS BANK


                                         By /s/Edwin A. Adams, Jr.
                                            Title: Vice President


                                         KEY BANK NATIONAL ASSOCIATION


                                         By /s/Lawrence A. Mack
                                           Title: Senior Vice President

                                         NATIONAL CITY BANK


                                         By /s/Lisa B. Lisi
                                            Title: Vice President


                                         STATE STREET BANK AND TRUST COMPANY


                                         By /s/Christopher Del Signore
                                            Title: Vice President


                                         USTRUST


                                         By /s/Thomas F. Macina
                                           Title: Vice President


                                         WACHOVIA BANK, N.A.


                                         By /s/Fitzhugh L. Wickham
                                            Title: Vice President


                                         THE BANK OF NEW YORK


                                         By /s/Thomas C. McCrohan
                                            Title: Vice President


                                         KBC BANK


                                         By:_________________________________
                                            Title:


                                         By:_________________________________
                                            Title:

                                         HSBC BANK USA


                                         By /s/Martin F. Brown
                                            Title: Authorized Signatory


                                         BANK OF TOKYO-MITSUBISHI TRUST
                                            COMPANY


                                         By /s/Jim Brown
                                            Title: Vice President


                                         DEUTSCHE FINANCIAL SERVICES
                                         CORPORATION


                                         By /s/Edwin G. Chewning
                                            Title: Vice President